Exhibit 12.1

                               KINETEK, INC.
          COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in thousands)


                                             Year Ended December 31,
                                       ----------------------------------------
                                           2001            2000        1999
                                           ----            ----         ----

Fixed Charges
     Interest expense                     $30,343        $31,324      $31,291
     Rental expense included                1,255          1,051        1,183
     in fixed charges                     -------       --------     --------
           Total fixed charges             31,598         32,375       32,474


Earnings
     Pre-tax income                         5,311          3,367       17,316
     Plus:  fixed charges                  31,598         32,375       32,474
                                          -------        -------       -------
           Total Earnings                 $36,909        $35,741      $49,790


Ratio of earnings to fixed charges          1.2            1.1           1.5
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